OPERATING AGREEMENT

OF

PROGRESSIVE MEDICAL IMAGING OF UNION CITY, LLC
(a New Jersey limited liability company)

THIS OPERATING AGREEMENT (this “Agreement”) is entered into as of the  ______ day of ___________________, 2000, by and among Progressive Health, LLC, Stellar Health, LLC and Medcon Consultants, Inc. (sometimes referred to herein individually as a “party” or together as the “parties”).

EXPLANATORY STATEMENT

The parties have agreed to organize and operate a limited liability company in accordance with the provisions of the “New Jersey Limited Liability Company Act” and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

1.           Definitions. Any capitalized term used herein and not otherwise defined in this Agreement shall have the meaning ascribed to such term in Exhibit A.

2.           Formation and Name; Office; Purpose; Term.

2.1           Organization. The parties have organized a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, acknowledge that they have caused to be executed and filed with the Secretary of State a Certificate of Formation, a copy of which is attached as Exhibit C.

2.2           Name of the Company. The name of the Company shall be “Progressive Medical Imaging of Union City, LLC doing business as Progressive Medical Imaging “at the Kennedy Center”. The Company may do business under that name and under any other name or names which the Management Committee may select. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a certificate of registration of alternate name as required by the Act.

2.3           Purpose. The Company is organized to acquire, own and develop an outpatient facility for the delivery of healthcare services and to do all other acts which are necessary or desirable to implement the purposes of the Company. The Company may also engage in any other lawful purpose that is approved by the Management Committee.

2.4           Term. The term of the Company began upon the filing of the Certificate of Formation with the Secretary of State and shall continue indefinitely unless its existence is terminated sooner pursuant to Section 8 of this Agreement.

2.5          Registered Office and Registered Agent. The registered office of the Company in the State of New Jersey shall be at 401 Sylvan Ave, Englewood Cliffs, N.J. 07632. The name of the registered agent of the Company in the State of New Jersey at such address is Robert L. Farrell.

2.6           Principal Office. The Management Committee shall determine the location of the principal office of the Company which may be within or outside New Jersey.

3.           Members.

3.1          Members. The name, present mailing address and Percentage of each Member are set forth on Exhibit B.

3.2           Representations and Warranties. Each Interest Holder, and in the case of an Interest Holder other than an individual, each person executing this Agreement on behalf of such Interest Holder, hereby represents and warrants to the Company and each other Interest Holder that (a) the Interest Holder has duly executed and delivered this Agreement; (b) the Interest Holder’s authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Interest Holder is a party or by which it is bound; (c) the Interest Holder understands that no Federal or state agency has made any finding or determination with respect to the fairness of the Interests for public or private investment, nor any recommendation or endorsement of the Interests for investment; (d) the Interests, as an investment, involve a high degree of risk; (e) there is no market for the Interests and it may not be possible readily to liquidate such investment in the Interests at any time; (f) the Interests have been or are being purchased or transferred for the Interest Holder’s own account entirely for investment and not with a view to or for resale in connection with any distribution thereof; (g) the Interests may not be sold without registration under the Securities Act of 1933, as amended, or an exemption therefrom and are subject to the restrictions on transfer contained in this Agreement; (h) the Interest Holder is able to bear the economic risk of its investment in the Company and is able to hold the Interests for an indefinite period of time; (i) the Interest Holder understands the merits and risks of its investment in the Company and the Interests; (j) the Interest Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933; (k) the Interest Holders understand and acknowledge that the certain principles of Progressive Health, LLC, own and operate a diagnostic imaging facility in Englewood Cliffs, New Jersey which is less than ten miles from where the Company will operate; and (l) in the case of Interest Holders that are not natural persons, it is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization, that the Interest Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions for the due authorization, execution, delivery and performance of this Agreement by that Interest Holder have been duly taken.

4.            Capital; Capital Accounts.

4.1          Initial Capital Contributions. Simultaneously with the execution and delivery of this Agreement, the Members shall each contribute to the capital of the Company the amounts set forth opposite their names on Exhibit B.
4.2          Additional Capital Contributions.

(a)  No Interest Holder shall be required to make Capital Contributions to the Company in addition to those set forth in section 4.1 above and Exhibit B herein.

(b)  Discretionary Capital contributions; New Interests. If at any time or times the Management Committee determines that additional Capital Contributions are necessary or desirable to further the Company’s business purposes, it may request such additional Capital Contributions from current Members and/or other Persons, and in exchange for such Capital Contributions may admit new Members and/or issue to contributing Members and/or other Persons such interests in the Company (including Percentage Interests) as the Management Committee deems appropriate; and upon such admission or issuance, this Agreement and all Percentage Interests will be amended accordingly (with Percentage Interests of all Interest Holders not making the additional Capital Contributions being diluted proportionately) and such amendment will be effective without any further vote of the Members; provided; however, that the Company may not issue new interests to any Member or to any Person which is an Affiliate of any Member unless such issuance (i) is on terms no less favorable to the Company than would be obtained upon an arms’ length basis or (ii) is approved by all the initial Members. Such interests may have any rights, powers, preferences and duties allowed under the Act, including rights, powers, preferences and duties senior to existing Interests. Notwithstanding the preceding provisions of this Section 4.2, in the event that any new interests in the Company are proposed to be issued in exchange for cash or cash equivalents, the Management Committee shall cause each Member to receive twenty business days’ prior written notice of the terms and conditions of such issuance and each member shall have the right to purchase on such terms and conditions (exercisable by notice and appropriate payment delivered within ten business days of such Member’s receipt of notice of the issuance) a portion of such interest equal to such Member’s Percentage Interest multiplied by the aggregate amount of such new interest to be issued.

4.3           No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

4.4           Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.

4.5          Form of Distribution. If an Interest Holder is entitled to receive a return of a Capital Contribution or any other distribution, the Company, upon approval of the Members, may distribute cash, notes, property, or a combination thereof to the Interest Holder.

4.6          Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder, in accordance with Code Section 704(b) and Regulation Section 1.704-1 (b).

4-7          Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

5.            Profit, Loss, and Distributions

5.1          Allocation of Profits from Capital and Non-Capital Transactions. After giving effect to the special allocations set forth in sections 5.3 and 5.4, Profits shall be allocated to the Interest Holders in accordance with their Percentages.

5.2          Allocation of Losses from Capital and Non-Capital Transactions. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, Losses shall be allocated to the Interest Holders in accordance with their Percentages; provided, that no Interest Holder shall be allocated a Loss that creates or increases an Adjusted Capital Account Deficit for such Interest Holder.

5.3          Regulatory Allocations

(a)           Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f), if, during any Company Fiscal Year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation under this section 5.3, shall be specially allocated items of gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain under this section 5.3(a) shall be made first from gain recognized from the disposition of Company assets subject to Non-recourse Liabilities, to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company’s other items of income and gain for the Fiscal Year. It is the intent of the parties that any allocation under this section 5.3(a) shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

(b)           Interest Holder Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), if, there is a net decrease in Interest Holder Minimum Gain attributable to an Interest Holder Non-recourse Liability during any Company Fiscal Year, each Interest Holder who has a share of the Interest Holder Minimum Gain attributable to such Interest Holder Non-recourse Liability shall be specially allocated items of gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Interest Holder’s share of the net decrease in the Interest Holder Minimum Gain. This allocation shall be made after the allocation under section 5.3(a), and prior to any other allocation under this section 5.3. Allocations of gross income and gain under this section 5.3(b) shall be made first from gain recognized from the disposition of Company assets subject to Interest Holder Non-recourse Liabilities to the extent of Interest Holder Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company’s other items of income and gain for the Fiscal Year. It is the intent of the parties that any allocation under this section 5.3(b) shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(i).

(c)           Qualified Income Offset. If any Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of gross income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible. An allocation under this section 5.3(c) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for under this section 5.3 have been tentatively made as if this section 5.3(c) were not in the Agreement.

(d)           Non-recourse Deductions. Non-recourse Deductions for a Fiscal Year shall be specially allocated among the Interest Holders in accordance with their Percentages.

(e)           Interest Holder Non-recourse Deductions. Any Interest Holder Non-recourse Deduction for any Fiscal Year shall be specially allocated to the Interest Holder who bears the risk of toss with respect to the Interest Holder Non-recourse Liability to which the Interest Holder Non-recourse Deduction is attributable, as determined in accordance with Regulation Section 1.704-2(i)(1).

(f)           Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, under Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that Section of the Regulations.

(g)           Gross Income Allocation. In the event any Interest Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Interest Holder is obligated to restore and (ii) the amount such Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Interest Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this section 5.3(g) shall be made only if and to the extent that such Interest Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this section 5 have been made as if section 5.3(c) and this section 5.3(g) were not in this Agreement.

5.4          Curative Allocations. The allocations set forth in section 5.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of the Company income, gain, loss or deduction pursuant to this section 5.4. Therefore, notwithstanding any other provision of this section 5 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate, in its sole and absolute discretion, so that, after such offsetting allocations are made, each Interest Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Interest Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to sections 5.1 and 5.2.

5.5          Tax Allocations: Code Section 704(c).

(a)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) as determined by the Management Committee using any permissible method under Code Section 704(c) and the Regulations thereunder.

(b)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)           Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Interest Holder’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.6          General Allocation Provisions.

(a)           If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued at their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Management Committee determines otherwise, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Company. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in sections 5.1 through 5.5 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets under sections 5.7 and 5.8.

(b)           The Management Committee is hereby authorized, upon the advice of the Company’s tax counsel, to amend this section 5 to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

(c)           The Members are aware of the income tax consequences of the allocations made by this section 5 and hereby agree to be bound by the provisions of this section 5 in reporting their shares of Company income and losses for income tax purposes.

(d)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.

(e)           Solely for purposes of determining an Interest Holder’s proportionate share of the “excess non-recourse liabilities” of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Interest Holders’ Interests in Company profits are in proportion to their Percentages.

(f)           To the extent permitted by Regulation Section 1.704-2(h)(3), the Management Committee shall endeavor to treat distributions to Interest Holders as having been made from the proceeds of a Non-recourse Liability or a Member Non-recourse Liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Interest Holder.

(g)          Except for arrangements expressly described in this Agreement, no Interest Holder shall enter into (or permit any Person related to the Interest Holder to.enter into) any arrangement with respect to any liability of the Company that would result in such Interest Holder, or a person related to such Interest Holder under Regulation Section 1.752-4(b), bearing the economic risk of loss (within the meaning of Regulation Section 1.752-2) with respect to such liability unless such arrangement has been approved by all of the Members. To the extent an Interest Holder is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Interest Holders shall be afforded the opportunity to guarantee such Interest Holder’s pro rata share of such indebtedness, determined in accordance with the Interest Holders’ respective Sharing Ratios.

5.7         Distribution of Cash Flow and Net Capital Proceeds.

(a)            Except as may be provided in a written consent signed by all of the Members, the Company shall make cash distributions to its Members in accordance with their Percentages to pay the income taxes on the income that passes through from the Company under the respective provisions of the Code and applicable state law. The total amount required to be distributed hereunder shall be an amount equal to the excess, if any, of (i) forty percent (40%) of the taxable income of the Company over (ii) the amount of tax credits, including, without limitation, foreign tax credits, to which the Company is entitled and which may be allocated and passed through to the Interest Holders. The Company shall make the distributions required in this section 5.7(a) in a timely manner to allow the tax (including, without limitation, estimated tax payments) attributable to the income passed through to any Interest Holder to be paid when due.

(b)           In addition to the distributions required pursuant to section 5.7(a), Cash Flow and Net Capital Proceeds of the Company may be distributed at such time or times as determined in the discretion of the Management Committee to the Interest Holders in accordance with their Percentages.

(c)           All amounts required to be withheld under Code Section 1446 or any other provision of federal, state, or local law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

5.8         Liquidation and Dissolution.

(a)            If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders as provided in section 8.2.

(b)           No Interest Holder shall be obligated to restore a Negative Capital Account.

6.            Management: Rights, Powers, and Duties.

6.1         Management.

(a)           The management of the Company shall be vested in the General Managers (the “Management Committee”) designated by the Members as provided in section 6.1 (b) hereof. The General Managers need not be Members of the Company.

(b)           The number of General Managers on the Management Committee shall be one (1) unless otherwise provided herein. The initial General Manager of the Company shall be Progressive Health, LLC.

(c)           A General Manager may be removed for cause by a vote of the Members.

(d)           In the event any General Manager is removed, dies or is unwilling or unable to serve as such, the Members may elect a new General Manager and the remaining General Managers shall constitute the Management Committee until the election of a new General Manager. If at any time there are no General Managers then serving, the Members shall elect a new General Manager(s).

(e)           Each General Manager shall have one (1) vote. Except as otherwise provided in this Agreement, the Management Committee shall act by the affirmative vote of a majority of the total number of members of the Management Committee.

(f)           Once an action is approved by the Management Committee as provided in section 6.1(e) or any other applicable provision of this Agreement, then any General Manager, acting alone, may execute any documents necessary or desirable to effectuate such action and any person conducting business with the Company shall be entitled to rely on the authority and signature of any General Manager.

(g)           The Management Committee shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement including without limitation section 6.1(h) and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, for Company purposes, the power to:

(i)        acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible;

(ii)       to operate, maintain, finance, improve, construct, own, grant options with respect to, or lease any real estate and any personal property;

(iii)      sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business;

(iv)      enter into agreements and contracts and to give receipts, releases, and discharges;

(v)       purchase liability and other insurance to protect the Company’s properties and business;

(vi)      execute or modify leases with respect to any part or all of the assets of the Company;

(vii)     borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver notes, mortgages and other instruments including those authorizing the confession of judgment against the Company;

(viii)    prepay/ in whole or in part, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

(ix)      execute any and all other instruments and documents which may be necessary or in the opinion of the Management Committee desirable to carry out the intent and purpose of this Agreement, including without limitation, documents whose operation and effect extend beyond the term of the Company;

(x)       make any and all expenditures which the Management Committee, in its sole and absolute discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing, and operation of the Company;

(xi)      enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

(xii)     contract on behalf of the Company for the employment and services or employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(xiii)    institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any General Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(xiv)    indemnify a Member or General Manager or former Member or General Manager, and to make any other indemnification that is authorized by this Agreement in accordance with the Act; and

(xv)     invest and reinvest Company reserves.

(h)         Notwithstanding anything to the contrary in this Agreement, the Management Committee shall not undertake any of the following on behalf of the Company without the approval of those Members holding more than fifty percent (50%) of the Voting Interests:

(i)        selling or otherwise disposing of all or substantially all of the Company’s property;

(ii)       the admission of a new Member;

(iii)      the acquisition of capital assets by the Company in excess of $25,000 individually or in the aggregate;

(iv)      make loans to or guarantee loans of any General Manager or any Affiliate of a General Manager;

(v)       make rebates, kickbacks, or reciprocal arrangements, nor may any General Manager participate in any business arrangement which would circumvent this Agreement;

(vi)      enter into any new borrowing on behalf of the Company, the debt service of which, when added to the debt service on all prior indebtedness of the Company, will exceed three-fourths (75%) of the Company’s Cash Flow as determined by the Management Committee; or

(viii)    enter into any contract or agreement where the aggregate value or payment due is in excess of $25,000.

(i)            A meeting of the Management Committee may be called by any General Manager. Notice of each such meeting shall be given to each General Manager by telephone, telecopy, telegram or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Management Committee. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all General Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the General Managers. Any General Manager may waive notice of any meeting in writing before, at, or after such meeting, except when a General Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(j)           Any action required to be taken at a meeting of the Management Committee, or any action that may be taken at a meeting of the Management Committee, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

(k)          Notwithstanding anything to the contrary in this section 6.1, the Management Committee may take without a meeting any action that may be taken by the Management Committee under this Agreement if such action is approved by the unanimous written consent of the General Managers.

(l)           If the Management Committee cannot agree upon whether or not to take any action or refrain from taking any action, then any General Manager may submit such proposed issue to the Members in accordance with section 6.2 of this Agreement.

6.2         Meetings of and Voting by Members.

(a)           A meeting of the Members may be called at any time by any General Manager or by those Members holding more than fifty percent (50%) of the Voting Interests. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Person calling the meeting. Not less than five (5) nor more than sixty (60) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding more than fifty percent (50%) of Voting Interests constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

(b)         Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of Members holding more than fifty percent (50%) of the Voting Interests shall be required to approve the matter.

(c)           In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding more than fifty percent (50%) of the Voting Interests.

(d)          Wherever the Act requires unanimous consent, or the consent of all Members other than the one who is the subject of an action, to approve or take any action, that consent shall be given in writing.

(e)           With respect to those Members which are partnerships, if any, the individuals listed in the address for such on Exhibit B shall be recognized by the Management Committee and the Company for all purposes of this Agreement as the designated representative of such Member and authorized to exercise all rights and obligations of such Member hereunder, until such time as the Member informs the Management Committee in writing signed by all its constituent partners to the contrary.

(f)           If any matter is brought to the Members for a vote or consent and the Members are deadlocked and unable to obtain the affirmative vote or consent of Members holding more than 50% of the Voting Interests to either approve or disapprove of the matter, then any Member may request the matter to be submitted to arbitration in accordance with section 11.6.

6.3          Personal Services.

(a)           No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Management Committee, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

(b)           Unless approved by Members holding more than fifty percent (50%) of the Voting Interests, no General Manager shall be entitled to compensation for services performed for the Company in that capacity. However, upon substantiation of the amount and purpose thereof, a General Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

6.4          Duties of Parties,

(a)           The General Managers shall devote such time to the business and affairs of the Company as is necessary to carry out the General Managers’ duties set forth in this Agreement.

(b)           Except as otherwise expressly provided in Section 6.4(c) and Section 10, nothing in this Agreement shall be deemed to restrict the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

(c)           Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

6.5          Liability and Indemnification.

(a)           The General Managers shall not be liable, responsible, or accountable, in damages or otherwise, to any Interest Holder or to the Company for any act performed or act omitted to be performed by the General Managers within the scope of the authority conferred on the General Managers by this Agreement, except for fraud, willful misconduct or an intentional breach of this Agreement.

(b)           The Company shall indemnify the General Managers for any act performed or act omitted to be performed by the General Managers within the scope of the authority conferred on the General Managers by this Agreement, except for fraud, willful misconduct or an intentional breach of this Agreement. Such indemnification shall include, without limitation, all judgments and claims against any General Manager relating to any liability or damage incurred by reason of any such act performed or omitted to be performed by such General Manager in connection with the business of the Company, including attorney fees incurred by such General Manager in connection with the defense of any action based on any such act or omission, which attorney fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) to the greatest extent permitted by law.

(c)           In the event of any action by a General Manager or Interest Holder against any General Manager, including a Company derivative suit, the Company shall indemnify, save harmless and pay all expenses of such General Manager, including attorney fees, incurred in the defense of such action.

(d)        The Company shall indemnify, save harmless and pay all expenses, costs or liabilities of any General Manager who for the benefit of the Company makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

6.6         Power of Attorney.

(a)         Each Interest Holder constitutes and appoints each General Manager as the Interest Holder’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Interest Holder’s name, place, and stead, to make, execute, sign, acknowledge, and file:

(i)        a certificate of formation or any amendment thereto;

(ii)       all such documents or instruments to reflect the admission to the Company of a substituted Member, an additional Member, or the withdrawal of any Member, in the manner prescribed in this Agreement;

(iii)      all documents which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

(iv)      any and all other certificates or other instruments required to be filed by the Company under the laws of the State of New Jersey or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of New Jersey;

(v)       one or more alternate name certificates; and

(vi)      all documents which may be required to dissolve and terminate the Company and to cancel its certificate of formation.

(b)         Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of an Interest Holder. It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Interest Holder shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Interest Holder hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

6.7          Authorized Transactions. By executing this Agreement, all of the Members of the Company unanimously consent to the following:

(a)         the Company borrowing up to One Million Seven Hundred Thousand ($1,500,000.00) Dollars, and such additional sums as may be determined by any General Manager, in accordance with the terms and conditions set forth in that certain loan letter (the “DVI Letter”) issued by DVI Financial Services, Inc. (the “Lender”) to the Company, dated November 20, 2000 as same may be amended or modified. The undersigned also hereby unanimously consent to any and all actions heretofore taken by Progressive Health, LLC with respect to or in connection with the Commitment;

(i)        the authorization of any of the General Managers to execute and deliver any and all documents necessary or advisable to effectuate the purposes of the Lease, the DVI Commitment and any other contracts executed in connection therewith, such documents to include, without limitation, closing statements, notes, mortgages, assignments of leases and rents agreements and the like;

(ii)       the Company entering into a lease (the “Lease”) for approximately 3,000 square feet at 3196 Kennedy Blvd., Union City, New Jersey on terms and conditions acceptable to the Management Committee;

(b)         such other matters as the General Manager deems to be in the best interest of the Company.

7.0         Transfers and Pledges of Interests.

7.1         Transfers.

(a)         Except as provided in section 7.5, no Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Interest unless all of the following conditions (“Conditions of Transfer”) are satisfied: (i) the Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws; (ii) the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement; (iii) the Transfer will not result in the termination of the Company pursuant to Code Section 708; (iv) the transferor or the transferee delivers the following information to the Company: (A) the transferee’s taxpayer identification number; and (B) the transferee’s initial tax basis in the transferred Interest; (v) the transferor and/or transferee shall pay to the Company a transfer fee that is sufficient to pay all reasonable expenses, of the Company in connection with the transaction; and (vi) the transferor complies with the provisions set forth in section 7.6.

(b)           If the Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person’s Membership Rights or Interest. If such a Transfer is made, the transferee of a Member shall become a substituted Member in the Company with full Membership Rights, and the transferee of an Interest Holder shall be recognized as the successor in interest to the Interest Holder.

(c)           Each Member hereby acknowledges the reasonableness of the prohibition contained in this section 7.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this section 7.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights or Interests are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights or the Interests.

7.2          Effect of Involuntary Withdrawal. Immediately upon the occurrence of an event of Involuntary Withdrawal (other than with respect to the death of a Member who makes a permitted Testamentary Transfer pursuant to Section 7.5), the successor of the withdrawn Member shall thereupon become an Interest Holder but shall not become a Member; provided that the successor may become a substituted Member upon satisfaction of the Conditions of Transfer set forth in section 7.1(a) and the procurement of the consent of all the remaining Members, which consent may be withheld for any reason or for no reason.

7.3          Sale on Termination as an Employee.

(a)            If any Member who is an employee of the Company (i) ceases to be an employee of the Company and (ii) performs any service in connection with any diagnostic imaging business within 100 miles of the Premises, then, such Member shall sell, and the Company shall purchase, all of the Member’s Membership Interest in the Company in the manner and on the terms hereinafter provided. For purposes of this section 7.3, if any Member is an entity and a manager, trustee, partner or equity owner in such entity is an employee of the Company, then such entity shall be required to sell its entire Membership’s Interest in the Company pursuant to this section 7.3 if such manager, trustee, partner or equity owner ceases to be an employee of the Company and performs professional medical services within 100 miles of the Premises other than for the Company. In the event a court determines that any portion of this section 7.3 (a) is unenforceable, then the court is authorized to narrow the scope of this section to the extent necessary to make it enforceable.

(b)           If a Member is required to sell his Membership Interest in the Company pursuant to section 7.3(a) above, then the closing for the purchase and sale shall take place on a date which is not less than sixty (60) and not more than one hundred and eighty (180) days after the date when the Member (or manager, trustee, partner or equity owner of such Member) ceases to be employee of the Company and performs professional medical services within 100 miles of the Premises other than for the Company (unless extended by mutual agreement of the parties). Such closing shall be at 10:00 A.M. at the principal place of business of the Company or at such other time or place as the parties may mutually agree.

(c)           (i) The purchase price for any Membership Interest in the Company sold pursuant to this section 7.3 shall the Member’s Percentage multiplied by the book value of the Company as of the last day of the Company’s taxable year immediately preceding the year in which the Member both ceases to be an employee of the Company and performs professional medical services within 100 miles of the Premises other than for the Company, as determined by the accountant then regularly employed by the Company to maintain the books and records of the Company; provided that no value shall be ascribed to goodwill or any other intangible asset and any real estate owned by the Company shall be valued at its fair market value as hereinafter determined, rather than its book value. In making such determinations, said accountant shall use the accounting records normally used in the maintenance of the Company’s books and records consistent with prior years and sound accounting practice. Such determination shall be submitted in writing by the said accountant and when so submitted shall be final and binding on all persons having any interest whatsoever in such determination.

(ii) For purposes of this’Agreement, the fair market value of any real estate shall be determined by agreement between the Company and the selling Member, and if the parties are unable to agree, then each party shall select a disinterested appraiser and if the higher of the two appraisals does not exceed the lower of the two appraisals by more than ten percent (10%), then the fair market value of the real estate shall be the average of the two appraisals. If the higher appraisal exceeds the lower appraisal by more than ten percent (10%), the two appraisers shall select a third disinterested appraiser who shall determine the fair market value of the real estate, which determination shad be submitted in writing and shall be final and binding on all persons having any interest whatsoever in such determination. All costs of an appraiser selected by the two disinterested appraisers shall be shared equally by the Company and the selling Member. All costs of an individually selected appraiser shall be borne by the party selecting the appraiser.

(d)           The portion of the purchase price to be paid at the closing by the Company to the selling Member shall be an amount equal to ten percent (10%) of the purchase price. The balance of the purchase price on account of the sale of the Membership Interest of the Company as provided herein shall be paid by the execution and delivery to the selling Member of a non-negotiable promissory note of the Company for the amount of such balance, payable in forty (40) consecutive equal quarterly installments of principal plus accrued interest computed at the applicable federal rate for obligations of similar maturities for the month during which the closing occurs, as determined under Code Section 1274, the first such installment to be due and payable three (3) months from and after the date of the closing.

7.4          Voluntary Resignation. A Member shall not have the right or power to voluntarily resign from the Company prior to the dissolution and winding up of the Company.

7.5          Permitted Transfers. Any Member may Transfer, by inter vivos or testamentary Transfer, all or a portion of his Membership Rights to his spouse, children or their issue, outright or in trust (“Family Members”); any Interest Holder may Transfer all or any portion of his Interest to any partnership, limited liability company, corporation or any other entity in which the beneficial interest are owned by Family Members; and any entity which as a Member or an Interest Holder may transfer all or any portion of its Membership Rights or Interest to any beneficial owner of the entity; provided that the Conditions of Transfer contained in section 7.1(a)(i) through (v) inclusive are satisfied. In such event, the transferee of a Member shall be a substituted Member in the Company with respect to the transferred Interest and the transferee of an Interest Holder shall be recognized as the successor in interest to the Interest Holder.

7.6          Right of First Refusal.

(a)           If a Member or an Interest Holder (the “Offeror”) desires to transfer all or part of his Membership Rights or Interest in the Company (the “Offered Interest”), he shall notify the Company and the Remaining Members that he has received a bona fide written offer (the “Purchase Offer”) from a person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the first business day following the end of the Offer Period, as hereinafter defined.

(b)            Prior to making any transfer that is subject to the terms of this section 7.6, the Offeror shall give to the Company and each other Member written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the other Members (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)            The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the thirtieth day following the day of the Offer Notice.

(d)            At any time during the first twenty-five (25) days of the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Offeror and each other Offeree and the Company, which notice shall indicate the maximum Offered Interest that such Offeree is willing to purchase. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer as to that portion of the Offered Interest that corresponds to the ratio of the percentage of the Offered Interest that such Accepting Offeree indicated a willingness to purchase to the aggregate percentages of the Offered Interest that all Accepting Offerees indicated a willingness to purchase. If Offerees do not accept the Firm Offer as to all of the Offered Interest during the first twenty-five (25) days of the Offer Period, then the Company shall have the option to purchase such remaining Offered Interest by giving written notice of such acceptance to all of the Accepting Offerees and the Offeror during the Offer Period. If the Company does not accept the Firm Offer as to all such remaining Offered Interest, the Firm Offer shall be deemed to be rejected in its entirety.

(e)            In the event that the Firm Offer is accepted, the closing of the sale of the Offered Shares shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Company, the Offeror and the Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this section 7.6.

(f)            If the Firm Offer is not accepted in the manner hereinabove provided, the Offeror may sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this section 7.6. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Shares shall again become subject to all of the conditions and restrictions of this section 7.6.

(g)            All sales pursuant to a Purchase Offer shall be made in accordance with applicable federal and state securities laws and the remaining Members can require the Offeror to furnish to the remaining Members, at the Offeror’s expense, an opinion of counsel, reasonably acceptable as to the form, substance and issuer thereof, that such sale is exempt from applicable federal and state securities registration requirements. All Shares sold pursuant to this section 7.6 to a proposed Purchaser shall, except to the extent otherwise provided, continue to be subject to the terms of this Agreement.

(h)           In the event that the Firm Offer is accepted but an Accepting Offeree and/or the Company breaches its obligation to purchase the Offered Interest pursuant to the terms of the Firm Offer and this section 7.6, the Offeror shall notify in writing (the “Default Notice”) each other Accepting Offeree and/or the Company who accepted the Firm Offer, if any, and each other Accepting Offeree and/or the Company shall have the right to purchase the portion of the Offered Interest not purchased by reason of the default in the same proportions as they agreed to purchase the remainder of the Offered Interest by giving written notice of such acceptance to the Offeror within ten (10) days of the receipt of the Default Notice, in which event a closing shall take place in accordance with section 7.6(e). If such other Accepting Offerees and the Company do not exercise their right to purchase such portion of the Offered Interest as provided in this section 7.6(h), then the Firm Offer shall be deemed to be rejected and the Offeror may sell the Offered Interest as provided in section 7.6(f). In the event that the Firm Offer is accepted but an Accepting Offeree and/or the Company breaches its obligation to purchase the Offered Interest pursuant to the terms of the Firm Offer and this section 7.6, then such Accepting Offeree and/or the Company shall have no right to purchase the Offered Interest under this Section 7.6; provided that if the Offered Interest is not sold to an Accepting Offeree and/or the Company or to the Purchaser within six (6) months from the date of the Firm Offer, then such Accepting Offeree and/or the Company shall retain its right to purchase an Offered Interest pursuant to this section 7.6.

8.0         Dissolution, Liquidation, and Termination of the Company.

8.1        Events of Dissolution. The existence of the Company shall be for a period of thirty years; provided that the Company shall be dissolved upon the happening of either of the following events:

(a)           upon the unanimous written agreement of all of the Members;

(b)           the sale of all or substantially all the business and assets of the
Company; or

(c)           ninety (90) days after the date on which the Company only has one Member, unless at least one additional Member is admitted within ninety (90) days after the date on which the Company had only one Member.

The Company shall not dissolve upon the bankruptcy, death, retirement, resignation, dissolution, expulsion, incapacity, withdrawal or other event which terminates the continued membership of any Member but shall continue in existence pursuant to the terms of this Agreement.

8.2        Procedure far Winding Up. If the Company is dissolved, the General Managers shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed as follows:

first, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for which reasonable provision has been made;

second, to Interest Holders to the extent of and in proportion to their Positive Capital Accounts; and

third, to the Interest Holders in accordance with their Percentages.

8.3        Cancellation of Certificate. If the Company is dissolved, following completion of winding up the Company, the General Manager, and if there are no General Managers, the Members shall promptly cancel the Certificate of Formation by filing a Certificate of Cancellation with the Secretary of State. If there are no Members, the Certificate of Cancellation shall be filed by the last Person to be a Member or his legal or personal representatives.

9.0         Books, Records, Accounting, and Tax Elections

9.1        Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened by on behalf of the Company. The Management Committee shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

9.2        Books and Records.

(a)           The Management Committee shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, without limitation; (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a copy of the Certificate of Formation and operating agreement, all amendments to the Certificate of Formation and operating agreement, and all executed copies of any written powers of attorney pursuant to which the operating agreement, any certificate, and all amendments thereto have been executed; (iii) a current list of the names and last known business, residence, or mailing addresses of all Members and other Interest Holders the dates they became Members or Interest Holders; (iv) the Company’s federal, state, and local tax returns, and (v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member or Interest Holder and which each Member has agreed to contribute in the future.

(b)           The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

(c)           Any request for information shall be in writing, and shall state the purpose therefor. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

9.3          Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Management Committee subject to the requirements and limitations of the Code.

9.4          Reports. Within 90 days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Person who was a Member at any time during the accounting year then ended: (i) an annual compilation report, prepared by the Company’s independent accountants in accordance with standards issued by the American Institute of Certified Public Accountants; and (ii) a report summarizing the fees and other remuneration paid by the Company to any Member, the General Managers or any Affiliate in respect of the taxable year. In addition, within 90 days after the end of each taxable year of the Company, the Management Committee shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Management Committee shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

9.5          Tax Matters Partner. The Management Committee shall appoint a tax matters partner (“Tax Matters Partner”). The Management Committee may remove the Tax Matters Partner and appoint a new Tax Matters Partner at any time and from time to time. The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seg. The Tax Matters Partner shall keep all Interest Holders informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Interest Holder shall be responsible for any costs incurred by them with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

9.6           Tax Elections. The Management Committee shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Management Committee’s sole and absolute discretion.

9.7           Election to be Treated as Partnership. The Company shall make any applicable election to be treated as a partnership for Federal and state income tax purposes. By executing this Agreement, each of the Members hereby consents to any election made by the Company for it to be treated as a partnership for Federal and state income tax purposes.

10.0        Non-Compete/Non Solicitation. During the Restricted Period (as defined) every Member and Interest Holder hereby agrees that neither he, nor any entity in which such Member or Interest Holder beneficially owns 5% or more (whether held directly or indirectly) whether for his own account or on behalf of another, shall engage in or participate in, whether as owner, partner, stockholder, director, officer, employee, joint venturer, lender, investor, advisor, consultant, or any other participant (whether or not for remuneration of any nature whatsoever), any business or activity which competes, directly or indirectly with either (i) the business or businesses conducted by the Company or its Affiliates within the Restricted Area or (ii) any business in which the Company is contemplating becoming involved. Notwithstanding the foregoing, Members and Interest Holders may buy and hold publicly traded securities of any competitor provided that such ownership does not exceed either (i) 1% of the outstanding stock of such publicly traded company, or (ii) an aggregate of original purchase prices in excess of $100,000.

During the Restricted Period, every Member and Interest Holder hereby agrees that he will not, directly or indirectly, engage in encouraging, soliciting, placing, or recruiting any of the Company’s (or its’ Affiliates’) employees, clients, or customers (or any supplier, lender, lessor or any other person or entity which has a business relationship with the Company or any of its affiliates), with a view towards influencing or inducing such employee, client, or customer (or any supplier, lender, lessor or any other person or entity which has a business relationship with the Company or any of its Affiliates) to terminate or diminish the extent of his, her or its relationship with the Company (or its affiliates) or to develop relationships with the Member or Interest Holder which could result in the termination or diminishment of the extent of his, her or its relationship with the Company (or its Affiliates). In the event a court determines that any portion of this section 10.0 is unenforceable, then the court is authorized to narrow the scope of this section to the extent necessary, to make it enforceable.

For purposes of this section, the following terms shall have the meanings ascribed to them:

(i)    “employees” shall include any individual (i) who is employed by the Company, or (ii) who has received any employment based remuneration from the Company within the six (6) months prior to the Member or Interest Holder’s Termination Date.

(ii)   “Restricted Period” means the period commencing on the first day an individual becomes a Member or Interest Holder of the Company, and shall end twelve months after the date which such individual (or their affiliate or successor) ceases to be a Member or Interest Holder of the Company,

(iii)  “Restricted Area” shall mean an area within 25 miles of (i) any facility operated by the Company or, (ii) the Company’s corporate headquarters, including any facilities not in existence on the date an individual or corporate entity, as the case may be, first becomes a Member or Interest Holder.

(iv)  “Termination Date” means, (i) with respect to Members, the date upon which such Member resigns, is terminated, or otherwise is no longer a Member of the Company, (ii) with respect to Interest Holders, the first date upon which an Interest Holder no longer possesses any economic interest or right to acquire an economic interest in the Company.

11.0        General Provisions.

11.1         Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

11.2         Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by overnight express mail, certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed1 to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

11.3        Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

11.4        Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members and Interest Holders. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

11.5        Amendments. Except as expressly provided otherwise herein or prohibited under the applicable law, this Agreement may only be amended with the written consent of those Members holding more than sixty percent (60%) of the aggregate of all Percentages then held by Members; provided that no amendment shall increase the liability or required Capital Contributions or decrease the Percentage of any Member without the express written consent of that Member.

11.6        Applicable Law: Arbitration and Extension of Time.

(a)           All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New Jersey.

(b)           Any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Newark, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in effect with one arbitrator and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for its own experts, evidence and legal counsel, unless the arbitrator shall determine that the refusal or failure to agree or otherwise act by one of the parties (which refusal or failure constituted the dispute or controversy being arbitrated) was unreasonable, in which event such party shall bear all expenses of the arbitration and shall pay for the experts, evidence and legal counsel of the other party. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days plus ten (10) that are taken for the determination of that matter and the delivery to the parties of a written statement or opinion respecting same by the arbitrator(s).

11.7        Section Titles. The headings herein are inserted as a matter of convenience only, and do not define or limit the scope of this Agreement or the intent of the provisions hereof.

11.8        Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

11.9        Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

11.10      Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

11.11      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

11.12      Estoppel Certificate. Each Interest Holder shall, within ten days after written request by any Member, deliver to the requesting Person a certificate stating, to the Interest Holder’s knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

11.13      Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Interest Holder.

11.14      Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

11. 15    No Partnership Intended for Nontax Purposes. Except for tax purposes, (a) the Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited and (b) the Members do not intend to be partners to one another, or partners as to any third party and (c) to the extent any Member, by word or action, represents to another Person that any member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Members who incur personal liability by reason of such wrongful representation.

11.16       No Rights of Creditors and Third Parties under Agreement This Agreement is entered into among the Members and the Interest Holders for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no creditor or any third party shall have any rights under this Agreement or any agreement between the Company and any Member or Interest Holder with respect to any Capital Contribution or otherwise.

11.17       Assignability. This agreement shall not be assignable without the written consent of Members holding at least 50% of the voting interest of the Company.

11.18       Representations: Waiver and Indemnification. All the parties hereto acknowledge and understand that they should obtain their own legal, tax and accounting advice regarding participation in the Company. The parties acknowledge that all of the terms, conditions and provisions of this Agreement have been negotiated by them without any influence by any other party. The parties acknowledge and understand that this Agreement is necessary to preserve harmony and continuity with respect to the Management of the Company. As part of the consideration for the General Partner forming, developing and operating the Company, taking into account the General Partner waived any development fee for this transaction, the parties hereby waive any conflict of interest of the General Partner and all its shareholders, members, directors and employees who are such on the date of this Agreement, or at any time thereafter and release, hold harmless and indemnify the General Partner, its shareholders, members, directors and employees from, any claims of or relating to a conflict of interest or other made by any of the parties or any of their heirs, assignees, administrators, legal or personal representatives, executors or successors based upon the General Partners involvement in this transaction. This waiver, release and indemnification shall be binding upon the parties and their heirs, executors, administrators, successors an assignees and shall inure to the benefit of all the shareholders, members, directors, and employees of the General Manager who are as such on the date of this Agreement or at any time thereafter.

(Balance of page left blank intentionally)

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed as of the date set forth hereinabove.

Progressive Medical Imaging of Union City, LLC

WITNESS:	MEMBERS:

[ILLEGIBLE]	[ILLEGIBLE]
By: Progressive Health, LLC

[ILLEGIBLE]	[ILLEGIBLE]
By: Stellar Health, LLC

[ILLEGIBLE]	[ILLEGIBLE]
By: Medcon Consultants, Inc.

INTEREST HOLDERS:

By:

By:

By:

By:

By:

Exhibit A

DEFINITIONS

The following capitalized terms shall have the meanings specified in this Exhibit A.

“Act” means the New Jersey Limited Liability Company Act as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the applicable taxable year, after giving effect to the following adjustments:

(i)   the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore under section 5.8(b) of the Agreement, or is deemed obligated to restore under Regulation Section 1.704-2(g)(1) and (i)(5); and

(ii)  the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person
(i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, manager or trustee of such Person or (iii) any Person who is an officer, director, manager or trustee of any Person described in clause (i) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers or persons exercising similar authority with respect to such Person or entities.

“Agreement” means the Operating Agreement to which this Exhibit A is annexed, as amended from time to time.

“Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

(i)   an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s allocable share of Profits and any item of income or gain specially allocated to the Interest Holder under the provisions of section 5 of the Agreement;

(ii)  an Interest Holder’s Capital Account shall be debited with the amount of money and the Gross Asset Value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s allocable share of Losses and any item of expense or loss specially allocated to the Interest Holder under the provisions of section 5 of the Agreement; and

(iii) if any Interest is transferred under this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the Gross Asset Value of any asset contributed or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d) to the Company by an Interest Holder, net of liabilities assumed or to which the assets are subject.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, and insurance proceeds for the destruction of assets used in the trade or business of the Company.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, contingencies, and replacements as determined by the Members. Cash Flow shall not include Net Capital Proceeds but shall be increased by the reduction of any reserve previously established. Cash Flow shall not be reduced by non-cash charges, including without limitation, depreciation, and amortization.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

“Fiscal Year” means (i) the period commencing on the date of formation of the Company and ending on December 31, 1999 (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, (iii) the period commencing on January 1 of the Company’s last year and ending on the last day of the Company’s last year, or (iv) any portion of the periods described in clauses (i), (ii) and (iii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to section 5 of the Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the contributing Member and the Company;

(ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Members reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)          The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Members; and

(iv)         The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vii) of the definition of “Profits” and “Losses” or section 5.3(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member, or as a purchaser of, or the transferee of a purchaser of, an Interest without any other Membership Rights.

“Interest Holder Minimum Gain” means an amount, with respect to each Interest Holder Non-recourse Liability, equal to the Minimum Gain that would result if such Interest Holder Non-recourse Liability were treated as a Non-recourse Liability, determined in accordance with the provisions of Regulation Section 1.704-2(i)(3).

“Interest Holder Non-recourse Deductions” has the meaning set forth in Regulation Section 1.704-2(i)(2). The amount of Interest Holder Non-recourse Deductions for a Fiscal Year of the Company equals the net increase, if any, in the amount of Interest Holder Minimum Gain during that taxable year, reduced, but not below zero, by the aggregate distributions made during such year of the proceeds of an Interest Holder Non-recourse Liability that are both attributable to such Interest Holder Non-recourse Liability and allocable to an increase in the Interest Holder Minimum Gain, determined in accordance with Regulation Section 1.704-2(i)(2).

“Interest Holder Non-recourse Liability” means any Company liability to the extent the liability is non-recourse (under Code Section 1001), and an Interest Holder or person or entity related to an Interest Holder under Regulation Section 1.752-4(b) bears the economic risk of loss, determined in accordance with Regulation Section 1.704-2(b)(4).

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i)            the Member becomes a debtor in bankruptcy;

(ii)           the Member executes an assignment for the benefit of creditors;

(iii)  the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or substantially all of that Member’s properties;

(iv)  the Member fails, within 90 days after the appointment, without the Member’s consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or substantially all of that Member’s properties, to have the appointment vacated or stayed, or fails within 90 days after the expiration of a stay to have the appointment vacated;

(v)  the Member is expelled pursuant to this Agreement;

(vi)  the Member is expelled by the unanimous vote of the other Members if:

(A)      there has been a Transfer of all or substantially all of that Member’s transferable interest in the Company, other than a Transfer for security purposes, or a court order charging the Member’s interest;

(B)      within 90 days after the Company notifies a corporate member that it will be expelled because it has filed a certificate of dissolution or the equivalent, its charter has been revoked, or its right to conduct business has been suspended by the jurisdiction of its incorporation, there is no revocation of the certificate of dissolution or no reinstatement of its charter of its right to conduct business; or

(C)      a limited liability company that is a Member has been dissolved and its business is being wound up;

(vii)  on application by the Company or another Member, the Member’s expulsion by judicial determination because:

(A)     the Member engaged in wrongful conduct that adversely and materially affected the Company’s business;

(B)      the Member committed a material breach of this Agreement;

(C)      the Member engaged in conduct relating to the Company business which makes it not reasonably practicable to carry on the business with the Member as a Member of the Company;

(viii)  in the case of a Member who is an individual, upon:

(A)      the Member’s death;

(B)      the appointment of a guardian or general conservator for the Member; or

(C)      a judicial determination that the Member has otherwise become incapable of performing the Member’s duties under this Agreement;

(ix)  termination of a Member who is not an individual, partnership, corporation, trust or estate.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(b)(2) and 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Net Capital Proceeds” means the net cash proceeds received by the Company from a Capital Transaction, less any portion thereof used to establish reserves for Company expenses, obligations, and contingencies as determined by the Members. Net Capital Proceeds shall include all principal and interest payments on any debt obligation received by the Company in any Capital Transaction.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, reduced, but not below zero, by the aggregate distributions made during such year of the proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).

“Nonrecourse Liability” means any liability of the Company with respect to which no Interest Holder or person or entity related to an Interest Holder has personal liability determined in accordance with Code Section 752 and the Regulations promulgated thereunder.

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit B, as amended from time to time, and as to an Interest Holder who is not a Member, the percentage interest in the Company issued by the Company to such Interest Holder or the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Premises” means the offices of the Company located at 5601 Corporate Way, Suite 307, West Palm Beach, Florida 33407.

“Profits” and “Losses” means, for each Fiscal Year of the Company, the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)     all items of income, gain, loss, deduction, or credit required to be stated separately under Code Section 703(a)(1) shall be included in computing taxable income or loss; and

(ii)    any tax-exempt income of the Company, not otherwise taken into account in computing Profits or Losses, shall be included in computing taxable income or loss; and

(iii)   any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such under Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, shall be subtracted from taxable income or loss; and

(iv)   in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(v)    gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

(vi)   in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with the definition of Depreciation;

(vii)  to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to section 5.3 or 5.4 of the Agreement shall not be taken into account in computing Profits or Losses.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Secretary of State” means the Office of the New Jersey Secretary of State of New Jersey.

“Transfer” means, when used as a noun, any voluntary sale, assignment, attachment, pledge, hypothecation, or other relinquishment, and, when used as a verb, means, voluntarily to sell, assign, pledge, hypothecate or otherwise relinquish.

“Voluntary Resignation” means a Member’s dissociation from the Company by means other than by a Transfer or an Involuntary Withdrawal.

“Voting Interest” means the percentage of voting authority held by a Member, which shall be equal to the percentage that the Member’s Percentage bears to the aggregate Percentages held by all Members (after eliminating the Percentages held by Interest Holders who are not Members).

Exhibit B

NAME, ADDRESS AND PERCENTAGE OF EACH MEMBER

Name/Address	Initial Capital Contribution	Units	Percentage

Progressive Health, LLC 401 Sylvan Ave Englewood Cliffs, NJ 07632	$100.00	525	75.0%

Stellar Health, LLC 401 Sylvan Ave Englewood Cliffs, NJ 07632	$100.00	70	10.0%

Medcon Consultants, Inc. 401 Sylvan Ave Englewood Cliffs, NJ 07632	$100.00	70	10.0%

INTEREST HOLDERS

	Initial Capital Contribution	Units	Percentage

Total Interest Holders	$350,000.00	35	5.0%

1 Interest Holder Unit	$10,000.00	1	0.1429%

B-1